UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

MISCOR Group, Ltd.
(Exact name of registrant as specified in its charter)

Indiana	333-129354	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 South Walnut Street, South Bend, Indiana		46619
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 234-8131

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2007, MISCOR Group, Ltd. (“MISCOR”) announced that it appointed Richard Tamborski as its Executive Vice President and Chief Operating Officer, effective December 19, 2007. Mr. Tamborski will oversee all operational aspects of MISCOR and its subsidiaries.  Mr. Tamborski is a member of the Board of Directors of MISCOR and will continue his service as a director.

Mr. Tamborski, who is 59 years old, currently serves as Vice President of Operations for Alstom Transports Train Life Services in the United States and Canada. A division of Alstom, a Paris, France-based global power and transportation manufacturer, Alstom Train Life Services provides a variety of state-of-the-art infrastructure, repair and remanufacturing, and locomotive maintenance services for the rail industry.  Prior to serving with Alstom, Tamborski was Vice President of Global Sourcing and Logistics for Wabtec Corp., a Wilmerding, Pennsylvania-based supplier of components and services to the rail and transit industries.

Mr. Tamborski expects to terminate his position with Alstom on or around January 11, 2008, and become an employee of MISCOR on January 14, 2008.  After Mr. Tamborski begins employment, MISCOR will report the terms of his employment by amendment to this Current Report on Form 8-K.

On December 20, 2007, MISCOR issued a press release announcing Mr. Tamborski’s appointment.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated December 20, 2007, reporting appointment of Richard Tamborski as Executive Vice President and Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISCOR Group, Ltd.
Date: December 26, 2007

	By:	/s/ John A. Martell
John A. Martell
President and Chief Executive Officer